SCHEDULE 14A
                             SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]
Filed by the Party other than the Registrant []
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

 ............................................................
              The Interpublic Group of Companies, Inc.
 ............................................................
          (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction
          applies:
     .........................................................
     2)   Aggregate number of securities to which transaction
          applies:
     .........................................................
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
     .........................................................
     4)   Proposed maximum aggregate value of transaction:
     .........................................................
     .........................................................
     5)   Total fee paid:
     .........................................................
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid: ..........
     2) Form, Schedule or Registration Statement No.: .........
     3) Filing Party: ...............
     4) Date Filed: ..........

                   THE INTERPUBLIC GROUP OF COMPANIES, INC.
                         1271 Avenue of the Americas
                          New York, New York  10020





                                  April __, 1999


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Monday, May 17, 1999. The meeting will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York.

     The business to be considered is described in the attached notice of the meeting and Proxy Statement.

     In addition to these matters, there will be a report on the affairs of the Company, an opportunity for questions and comments by stockholders and a showing of selected commercials recently produced by the Company's subsidiaries.

     We hope you will be able to attend.

                                  Sincerely,




                                  Philip H. Geier, Jr.
                                  Chairman of the Board
                                  and Chief Executive Officer

               THE INTERPUBLIC GROUP OF COMPANIES, INC.
                     1271 Avenue of the Americas
                       New York, New York  10020
                       _________________________

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       To Be Held May 17, 1999

     The Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc. (the "Company") will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York, on Monday, May 17, 1999, at 9:30 A.M., Eastern Time, for the following purposes:

     1.   To elect 11 directors;

     2. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.10 par value, of the Company to 550 million shares.

     3. To consider and act upon a proposal to confirm the appointment of PricewaterhouseCoopers LLP ("Pricewaterhouse Coopers"), as independent accountants of the Company for the year 1999; and

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The close of business on March 23, 1999, has been designated as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

                              By Order of the Board of Directors,




                              Nicholas J. Camera
                              Secretary


   Dated: April __, 1999

             Whether or not you plan to attend the meeting in person, please fill in, sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. The proxy is revocable, so that you may still vote your shares in person if you attend the meeting and wish to do so.

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                                -----------
                              PROXY STATEMENT
                                -----------
                                  GENERAL


INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Management") of The Interpublic Group of Companies, Inc. ("Interpublic" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders, which will be held in the Auditorium of The Equitable Center, 787 Seventh Avenue, New York, New York, at 9:30 A.M., Eastern Time, on Monday, May 17, 1999.

     The address of the Company's principal executive office is 1271 Avenue of the Americas, New York, NY 10020. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 7, 1999. The Company's Annual Report to Stockholders was mailed to stockholders on or about March 31, 1999.

     Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. If you do not attend the Annual Meeting, or if you attend but do not vote in person, the shares represented by your proxy will be voted in accordance with your instructions on the matters set forth in items 1 through 3. If no voting instructions are given with respect to any one or more of the items, a duly executed proxy will be voted on the uninstructed matters as follows: FOR Management's nominees for election as directors, FOR the amendment of the Company's Restated Certificate of Incorporation to increase the number of authorized Common Stock to 550 million shares and FOR the confirmation of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent accountants for 1999. A duly executed proxy also will be voted in the discretion of the proxy holders on any other matter arising and voted upon at the meeting.

OUTSTANDING SHARES

     The record date for the Annual Meeting is March 23, 1999. The outstanding capital stock of the Company at the close of business on March 23, 1999 consisted of 139,985,134 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters that are submitted to a vote of stockholders at the meeting. The following table sets forth information concerning direct and indirect beneficial ownership of the Company's Common Stock as of December 31, 1998, by persons known to the Company to have beneficial ownership of more than 5% of the Common Stock:

                                   Amount
                                   and Nature of       Percent
Name and Address                   Beneficial          of
of Beneficial Owner                Ownership <F1>      Class

Putnam Investments, Inc.           7,763,009<F2>       5.6%
and subsidiaries
One Post Office Square
Boston, Massachusetts  02109


<F1> Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or investment power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days - for example, through the exercise of a stock option.

<F2> Based on information supplied by Putnam Investments, Inc.
     ("Putnam") in a Schedule 13G filed with the Securities and Exchange Commission on or about February 18, 1999. Putnam, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. reports that it is the parent holding company of Putnam Investment Management, Inc., the investment adviser to the Putnam family of mutual funds, and the Putnam Advisory Company, Inc., the investment adviser to Putnam's institutional clients, and that these subsidiaries, collectively, have shared voting power with respect to 1,759,793 shares of Common stock and shared dispositive power with respect to 7,763,009 shares of Common Stock.

     The following table sets forth information concerning the direct and indirect beneficial ownership of the Company's Common Stock as of March 23, 1999 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of the Company as a group:



                           Common                     Options
Name of                     Stock                   Exercisable
Beneficial Owner          Ownership <F3><F4><F5>   Within 60 Days     Total

Eugene P. Beard            457,671                     201,150       658,821
Frank J. Borelli             3,750                       1,249         4,999
Reginald K. Brack            4,775                         -           4,775
Jill M. Considine            3,000                         -           3,000
John J. Dooner, Jr.        405,138                     115,020       520,158
Philip H. Geier, Jr.       702,889                     562,300     1,265,189
Frank B. Lowe              480,419                      45,000       525,419
Leif H. Olsen                3,600                       2,660         6,260
Martin F. Puris            551,650                        -          551,650
Allen Questrom               3,000                        -            3,000
J. Phillip Samper            5,100                       2,660         7,760
All directors and
 executive officers      2,852,316                   1,277,315     4,129,631
 as a group


<F3> Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or investment power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days - for example, through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 1986 Stock Incentive Plan, the 1996 Stock Incentive Plan, the 1997 Performance Incentive Plan and the Interpublic Outside Directors' Stock Incentive Plan, respectively.

<F4> No individual identified in the table has beneficial ownership of more than 1% of the outstanding shares of Common Stock. The directors and executive officers as a group beneficially own 2.9234% of the outstanding shares.

<F5> Except for shares of Common Stock held by Mr. Puris, the beneficial ownership shown is direct. The shares shown as beneficially owned by Mr. Puris include 55,630 shares of Common Stock owned by his spouse.

VOTING

     Election of directors will be decided by a plurality of the votes cast by the holders of shares of Common Stock present in person or by proxy at the meeting and entitled to vote. Approval of Item 2 will require the affirmative vote of a majority of all outstanding shares of Common Stock. Approval of Item 3 will require the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.
The Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each tabulated separately and are counted toward the quorum. For Item 2, shares that are the subject of an abstention or a broker non-vote are equivalent to a vote against the matter. For Item 3, shares that are the subject of an abstention are counted, whereas shares, if any, that are the subject of a broker non-vote are not counted, as shares entitled to vote on the matter.

STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT 2000 ANNUAL MEETING



     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders scheduled to be held on May 15, 2000, must be received by the Company by December 20, 1999, and must comply with applicable Securities and Exchange Commission regulations, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. If the proposal is received by the Company less than 45 days prior to the anniversary of the mailing date of this Proxy Statement, the persons named as proxies in the Company's 2000 proxy material will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary authority to vote on the matter.

                1. ELECTION OF DIRECTORS

     The directors of the Company to be elected at the Annual Meeting will hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Certain biographical information concerning each of the Management's nominees are provided below. All of the nominees are currently serving as directors of the Company. The Management believes that each of the nominees will be available and able to serve as a director. However, if for any reason any of these persons should not be available or are unable to serve, proxies will be voted for the remainder of those nominated and, unless the size of the Board of Directors is reduced, for a substituted nominee designated by the Management.

     The following information with respect to the principal occupation or employment, recent employment history, age and directorships in other companies is as of February 26, 1999, and has been furnished or confirmed to the Company by the respective nominees. Also listed are the committees of the Board of Directors on which each serves.

     McCann-Erickson WorldGroup, Ammirati Puris Lintas Worldwide and The Lowe Group are worldwide advertising agency systems owned by Interpublic.

     EUGENE P. BEARD has been Vice Chairman-Finance and Operations and Chief Financial Officer of the Company since 1995 and previously was Executive Vice President-Finance and Operations and Chief Financial Officer of the Company from 1985 to 1995. Mr. Beard has been a director of Interpublic since
1982.

     He is a director of Brown Brothers Harriman - 59 Wall Street Fund, Inc., Bessemer Trust Company Old Westbury Funds, Inc., and Micrografx, Inc. He also is a member of the Listed Company Advisory Committee to the Board of Directors of The New York Stock Exchange. Age 63.

Chairman of the Finance Committee.  Member of the Executive Policy Committee.


      FRANK J. BORELLI has been Senior Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc. since 1984. He is a director of Marsh & McLennan Companies, Inc. and United Water Resources, Inc. Mr. Borelli is past Chairman and a Director of the Financial Executives Institute and is also a Vice Chairman and Trustee of the New York City Chapter of the National Multiple Sclerosis Society and of the Nyack Hospital. Mr. Borelli has been a director of Interpublic since 1995. Age 63.


Chairman of the Audit Committee. Member of the Compensation, Executive Policy and Finance Committees.

     REGINALD K. BRACK has been Chairman Emeritus of Time Inc. since July 1997. From September 1994 to June 1997, Mr. Brack was Chairman of Time Inc. and was its Chairman, President and Chief Executive Officer from December 1986 until August 1994. Mr. Brack has been a director of Interpublic since 1996. Age 61.


Member of the Audit, Compensation, Finance and Nominating Committees.

     JILL M. CONSIDINE was appointed Chairman and Chief Executive Officer of The Depository Trust Company, a large securities depository limited purpose trust company and clearing corporation in January 1999. She was President of the New York Clearing House Association from 1993 to 1998. She was Chief Administrative Officer of American Express Bank Ltd. and a member of its Board of Directors from 1991 to 1993. Prior to that time she served as New York State Superintendent of Banks from 1985 to 1991. She is a trustee of Atlantic Mutual Insurance Company and a director of its affiliate Centennial Insurance Company. Ms. Considine has been a director of Interpublic since February 1997. Age 54.

Member of the Audit and Compensation Committees.

     JOHN J. DOONER, JR. has been Chairman and Chief Executive Officer of McCann-Erickson WorldGroup since 1995 and previously was Chief Executive Officer of McCann-Erickson WorldGroup from 1994 to 1995. From 1992 to 1994, Mr. Dooner was President of McCann-Erickson WorldGroup. He served as President of McCann-Erickson North America from 1988-1992. Mr. Dooner has been a director of Interpublic since 1995. Age 50.


     PHILIP H. GEIER, JR., Chairman of the Board and Chief Executive Officer of the Company, has been a director of Interpublic since 1975. Mr. Geier was elected Chairman and Chief Executive Officer of the Company in 1980. Mr. Geier is a director of Fiduciary Trust Company International, Venator Group, Inc. and AEA Investors, Inc. Age 64.

Chairman of the Executive Policy Committee. Member of the Finance Committee.


     FRANK B. LOWE, Chairman of The Lowe Group, has been a director of Interpublic since 1990. Mr. Lowe has served as Chairman of The Lowe Group since its founding in 1981 and also serves as Chairman of Octagon, Inc, a wholly-owned subsidiary of the Company, specializing in sports and events marketing. Age 57.


     LEIF H. OLSEN, President of Leif H. Olsen Investments, Inc., financial assets managers and economic consultants, has been a director of Interpublic since 1972. Mr. Olsen was Senior Vice President and Economist of Citibank N.A. (now Citigroup) until 1978, when he became Chairman of the Economic Policy Committee of Citibank N.A., a post he held until 1985. He is a trustee of Atlantic Mutual Insurance Company and a director of its affiliate Centennial Insurance Company. Age 73.


Chairman of the Compensation Committee. Member of the Audit, Executive Policy and Finance Committees.


     MARTIN F. PURIS, Chairman, Chief Executive Officer and Chief Creative Officer of Ammirati Puris Lintas Worldwide as of July 1, 1995, has been a director of Interpublic since 1995. From August 1994 until July 1995, Mr. Puris was Vice Chairman of Ammirati Puris Worldwide and Chief Executive Officer of Ammirati Puris Lintas, Inc., both of which are subsidiaries of Interpublic. Mr. Puris, a founder of Ammirati & Puris Inc., has been with that company since its inception in 1974 and was its President and Chief Executive Officer from 1974 to 1994 when Interpublic acquired that advertising agency. Age 60.

     ALLEN QUESTROM, who was Chairman and Chief Executive Officer of Federated Department Stores, Inc. from 1990 to 1997, has been a director of Interpublic since 1995. He is a director of the Polo Ralph Lauren Corporation, Barneys New York, Inc. and AEA Investors, Inc. Age 58.


Member of the Compensation and Nominating Committees.


     J. PHILLIP SAMPER, Founder and General Partner of Gabriel Venture Partners since November 1998 and Chairman of Placeware, Inc. since December 1998, was Chief Executive Officer and President of Avistar Systems Corp. from 1997 to October 1998. Prior to that time, Mr. Samper was Chairman, Chief Executive Officer and President of Quadlux, Inc. from 1996 to 1997. He was Chairman and Chief Executive Officer of Cray Research, Inc. during 1995 and was President of Sun Microsystems Computer Corporation from 1994 to 1995.
Mr. Samper was Vice Chairman and Executive Officer of the Eastman Kodak Company from 1986 to 1989 and a member of the Board of Directors from 1983 to 1989. He was President and Chief Executive Officer of Kinder-Care Learning Centers from 1990 to 1991. Mr. Samper has been a director of Interpublic since 1990. Mr. Samper is a director of Armstrong World Industries, Inc., Sylvan Learning Systems, Inc., and Ingram Micro, Inc. Age 65.


Chairman of the Nominating Committee.  Member of the Compensation Committee.


PRINCIPAL COMMITTEES OF THE BOARD OF DIRECTORS

     Executive Policy Committee -- The Executive Policy Committee is authorized to exercise when the Board of Directors is not in session all powers of the Board of Directors which, under Delaware law and the By-Laws of the Company, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors. The Executive Policy Committee did not hold any meetings in 1998.

     Finance Committee -- The Finance Committee is authorized to review the financial affairs of the Company and make recommendations with respect thereto to the Board of Directors. It also approves capital budgets, guarantees by the Company of obligations of subsidiaries and affiliates and certain capital transactions (including mergers and acquisitions), and is the committee that administers the Interpublic Retirement Account Plan. The Finance Committee held 14 meetings in 1998.

     Audit Committee -- The Audit Committee, whose members cannot be officers or employees of the Company, is responsible for the selection and retention of, subject to the approval of the Board of Directors, and the approval of the annual compensation of, the Company's independent accountants. The Audit Committee confers with the independent accountants and from time to time reports to the Board of Directors on matters concerning the auditing of the books and accounts of the Company. It also reviews and examines the procedures and methods employed in the Company's internal audit program. It reviews and submits to the Board of Directors, as soon as possible after the close of each fiscal year, the consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of income, of stockholders' equity and of cash flows. The Audit Committee held 5 meetings in 1998.


     Compensation Committee -- The Compensation Committee is responsible for approving the compensation paid to officers of the Company and its subsidiaries. For these purposes, compensation is deemed to include: (1) salary, (2) deferred compensation, (3) bonuses and other extra compensation of all types, including long-term performance incentive awards under the Company's 1997 Performance Incentive Plan,(4) insurance paid for by the Company or any of its subsidiaries other than group plans, (5) annuities and individual retirement arrangements and (6) Special Deferred Benefit Arrangements. The Compensation Committee also administers the 1997 Performance Incentive Plan (and its predecessors, the Long-Term Performance Incentive Plan, the Management Incentive Compensation Plan, the 1996 Stock Incentive Plan and the 1986 Stock Incentive Plan), the 1986 United Kingdom Stock Option Plan and the Employee Stock Purchase Plan (1995). The Compensation Committee held 6 meetings in 1998.

     Nominating Committee -- The Nominating Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors. Stockholders who desire to recommend nominees for election at the Annual Meeting may do so by writing to the Secretary of the Company at the Company's principal executive office set forth in the second paragraph on page 1 of this Proxy Statement. Any such recommendation should be submitted prior to December 31 of the year preceding the Annual Meeting of Stockholders in question, and the recommendation will be given consideration by the Nominating Committee. The Nominating Committee held 1 meeting in 1998.


ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board of Directors of the Company held 8 meetings in 1998 and committees of the Board held a total of 26 meetings. During 1998, Mr. Samper attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which he served.

DIRECTORS' FEES

     Each director who is not an employee of the Company or one of its subsidiaries receives an annual retainer of $24,000 for serving as a director, an annual retainer of $2,000 for each committee on which he or she serves, a fee of $1,000 for each meeting of the Board attended and a fee of $1,000 for each committee meeting attended. The Chairman of the Compensation Committee receives an additional retainer of $3,000 per year and the Chairman of each of the Audit and Nominating Committees receives an additional retainer of $2,500.

     Each outside director who, as of December 31, 1995, had accumulated at least five years of service is entitled to receive an annual retirement benefit under the Interpublic Outside Directors' Pension Plan (the "Outside Directors' Pension Plan"). In general, the benefit becomes payable in the month following the month the director leaves the Board. The benefit is equal to the amount of the annual retainer paid to the director as a Board member in the year in which he or she ceased to serve as a director and will be paid for the same number of years as the director's years of service, up to a maximum of 15 years. In the event of the death of a director with a vested retirement benefit, the then present value of the director's unpaid retirement benefits will be paid to the surviving spouse or the estate of the director. Effective December 31, 1995, the Outside Directors' Pension Plan was terminated, except to the extent benefits were accrued prior to termination. As a result there have been no further accruals for the benefit of existing directors under the Outside Directors' Pension Plan for subsequent years. Any director with fewer than five years of service on the date that the Plan was terminated will not receive any benefits under the Plan.

     In 1994, the stockholders of the Company approved the Interpublic Outside Directors' Stock Incentive Plan (formerly called the Interpublic Outside Directors' Stock Option Plan). The Outside Directors' Stock Incentive Plan (the "Outside Directors' Plan") provides for an annual grant of options to purchase the number of shares of Common Stock having an aggregate fair market value of $30,000 on the date of grant. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in full on the third anniversary after the date of grant and expire ten years from the date of grant.

     An outside director may exercise stock options granted prior to June 1, 1996 that are exercisable on the date of cessation of service for 90 days following cessation of service as a director, except that an outside director who is eligible to receive a benefit under the Outside Directors' Pension Plan may exercise such options for five years following the date of retirement from the Board of Directors, but in no event after the expiration of the ten-year option term. Options granted on or after June 1, 1996 that are exercisable at the time of cessation of service may be exercised for a period of three years following cessation of service, whether or not the director is eligible to receive a benefit under the Outside Directors' Pension Plan, but in no event after expiration of the ten-year option term.

     The Outside Directors' Plan also provides for a periodic grant of 3,000 restricted shares of the Company's Common Stock to each outside director. The first grant was made in June 1996. An additional grant of 3,000 shares will be made every fifth year thereafter while the Outside Directors' Plan remains in effect.

     The outside director has all rights of ownership with respect to such restricted shares, including the right to vote and to receive dividends, except that, prior to the expiration of a five-year period after the date of grant (the "Restricted Period"), the outside director is prohibited from selling or otherwise transferring the shares. If, on or after the first anniversary of the grant, an outside director's service as a director terminates for any reason (including death) during the Restricted Period, the restrictions on transfer will lapse immediately in proportion to the number of months that have elapsed since the date of grant and the remainder of such restricted shares will be forfeited. If an outside director's service terminates for any reason (including death) before the first anniversary of the date of grant, all such restricted shares will be forfeited. The committee administering the Outside Directors' Plan may in its discretion direct the Company to make cash payments to an outside director to assist in satisfying the federal income tax liability with respect to the receipt or vesting of the restricted shares.

     On June 5, 1998, Mr. Borelli, Mr. Brack, Ms. Considine, Mr. Olsen, Mr. Questrom and Mr. Samper, each received under the Outside Director's Plan an award of stock options, covering 505 shares of Common Stock with an exercise price of $59.50 per share. On June 7, 1996, Messrs. Borelli, Olsen, Questrom and Samper, received under the Outside Directors' Plan a grant of 3,000 restricted shares. On June 6, 1997, Mr. Brack and Ms. Considine received a grant of 3,000 restricted shares.


                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the compensation paid by the Company and its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who were serving as executive officers on December 31, 1998 (the "named executive officers") for services rendered in all capacities for each year in the three-year period ended on that date. As used in this Proxy Statement, the executive officers of the Company are deemed to include any director of the Company who currently serves as a chief executive officer of one of the Company's three agency systems, McCann-Erickson WorldGroup, Ammirati Puris Lintas Worldwide and The Lowe Group. In addition to the named executive officers who are employed by Interpublic, the Company has designated as its other executive officers its Senior Vice President-Human Resources, its Vice President, General Counsel and Secretary, its Senior Vice President-Financial Operations, its Senior Vice President-Planning and Business Development and its Vice President and Controller.

                                                SUMMARY COMPENSATION TABLE
                                                           -------LONG TERM COMPENSATION--------
                  ------- ANNUAL COMPENSATION -------------  ------ AWARDS ----- ------------PAYOUTS-----------

Name                 Fiscal   Salary    Bonus        Other         Restricted    Securities  LTIP        All
and Principal        Year                            Annual        Stock         Underlying  Payouts     Other
Position                                             Compensation  Awards        Options                 Compen-
                                                                                                         sation
                             <F6>       <F7><F8>     <F9>           <F10>                     <F11>     <F12>

Philip H. Geier     1998     $995,000   $1,500,000  $   -         $  -0-        100,000    $  -0-       $10,007
Chairman of the     1997      985,416    1,250,000    59,697       2,956,253     54,000     567,000      10,046
Board of Dir.       1996      965,000    1,200,000    89,642         -0-        162,000     567,000       9,557
Chief Executive Officer

Eugene P. Beard     1998     $850,000   $1,300,000  $   -         $  -0-        220,000    $  -0-       $ 9,206
Vice Chairman-      1997      783,333    1,100,000      -            -0-          -0-       333,375       9,557
Finance and Oper-   1996      750,000     900,000       -            -0-        169,992     333,375       9,557
tions, Chief Financial
Officer and Director

John J. Dooner, Jr. 1998     $860,000   $1,200,000  $ 76,184      $  -0-         60,000    $  -0-       $11,123
Chairman of McCann  1997      783,333      990,000    72,346       6,503,756     75,000     388,125       7,397
Erickson WorldGroup 1996      750,000      770,000    74,393         -0-         90,000     354,375       7,726
And Director of Interpublic

Frank B. Lowe      1998      $833,333   $1,000,000  $267,607      $  -0-         60,000    $  -0-       $ 9,300
Chairman of The    1997       750,000      850,000   238,163         -0-         60,000     525,250       8,925
Lowe Group and     1996       750,000      600,000   257,561       3,510,938     90,000     459,000       8,550
Director of Interpublic

Martin F. Puris    1998      $850,000   $  870,000  $ 91,085      $  -0-         60,000    $  -0-       $65,268
Chairman of        1997       808,333      770,000      -            -0-          -0-         -0-        58,955
Ammirati Puris     1996       750,000      600,000    52,573         -0-         90,000       -0-        54,464
Lintas Worldwide and
Director of Interpublic

<F6>   The salaries of executive officers continuing to serve in the same position are generally reviewed every two years.

<F7>   Consists primarily of bonus payments made pursuant to the Company's Management Incentive
       Compensation Program.

<F8>   Mr. Puris irrevocably waived a bonus in the amount of $1.5 million that was to become due in 1996.
       In lieu thereof, he has received a retirement/survivor benefit as more fully described under the heading "Special Deferred Benefit Arrangements" in this Proxy Statement.

<F9>   Other Annual Compensation for 1998 includes $21,453 in medical/dental coverage and $29,357 paid in respect of spousal travel on behalf of Mr. Dooner, $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe and $32,257 for use of a company car paid to or on behalf of Mr.
       Puris.

       Other Annual Compensation for 1997 includes $21,210 in medical/dental coverage paid on behalf of Mr.
       Geier, $21,210 in medical/dental coverage and $24,416 in respect of spousal travel paid on behalf of Mr. Dooner, and $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe.

       Other Annual Compensation for 1996 includes $24,078 in medical/dental coverage and $32,221 in club dues paid on behalf of Mr. Geier, $24,078 in medical/dental coverage and $28,735 in respect of spousal travel paid on behalf of Mr. Dooner, $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe, and $18,339 for use of a company car paid to or on behalf of Mr. Puris.

<F10>  The number and value of shares of restricted stock held by the named executive officers at December
       31, 1998 (based on the closing price of the Common Stock on December 31, 1998) are as follows: Mr.
       Geier - 356,406 shares ($28,423,379); Mr. Beard - 157,743 shares ($12,580,004); Mr. Dooner -
       317,574 shares ($25,326,527); Mr. Lowe - 128,154 shares ($10,220,282) and Mr. Puris - 52,500 shares
       ($4,186,875).  The shares of restricted stock awarded to each named executive officer were granted with at least a five-year vesting period, subject to the discretion of the Committee administering the Plan to release the restrictions not earlier than one year after the grant date.  Dividends on restricted stock are paid on the same basis as ordinary dividends on the Common Stock.

<F11>   Payouts under the Long-Term Performance Incentive Program are made at the end of four-year performance periods.  These four-year periods begin at two-year intervals.  An initial payment of approximately 50% of the estimated total payout for the 1993-1996 performance period was made in
        December 1996. The balance of the actual payout amount was made in the first quarter of 1997.  Mr.
        Beard elected to defer his payout until his retirement.



<F12>   All Other Compensation for 1998 consisted of: (i) the following amounts paid to the named executive officers as matching contributions under the Interpublic Savings Plan - Mr. Geier - $7,199; Mr.
        Beard - $6,398; Mr. Dooner - $6,784; and  Mr. Lowe -$7,500; (ii) premiums paid by the Company on group life insurance - Mr. Geier - $2,808; Mr. Beard - $2,808; Mr. Dooner - $1,152; Mr. Lowe -
        $1,800; and Mr. Puris - $1,800;(iii) insurance premiums paid by the Company for Mr. Puris under: (a) life insurance policies on the life of Mr. Puris consisting of (i) premiums for two split-dollar life insurance policies totaling $15,835 and (ii) premiums on two other life insurance policies totaling $37,286; and (b) a disability insurance policy, the premiums for which were
        $7,793 and (iv) anniversary awards of $3,187 paid to Mr. Dooner and $2,554 paid to Mr.
        Puris.

                                              Stock Option Grants In 1998
_________________________________________________________________________________________________________________
The following table provides information on grants of stock options in 1998 to the named executive officers and the estimated grant date present value of the options.
_________________________________________________________________________________________________________________
                                                  Individual Grants
_________________________________________________________________________________________________________________
                         Number of Securities        % of Total Options                                   Grant Date
                          Underlying Options       Granted to Employees in     Exercise     Expiration  PresentValue
Name                      Granted # <F13>                   Fiscal Year       Price ($/Sh)   Date       ($)<F14>
Philip H. Geier, Jr.          100,000                      2.53%             $69.1875      12/17/08    $1,911,000

Eugene P. Beard               150,000                      3.80%              52.25         9/10/08     2,030,173
                               70,000                      1.77%              69.1875      12/17/08     1,337,700

John J. Dooner, Jr.            60,000                      1.52%              69.1875      12/17/08     1,146,600

Frank B. Lowe                  60,000                      1.52%              69.1875      12/17/08     1,146,600

Martin F. Puris                60,000                      1.52%              69.1875      12/17/08     1,146,600

<F13>    Mr. Beard's grant of a stock option covering 150,000 shares of Common Stock was awarded on September 10,
         1998 (the "September Option").  The September Option has a ten-year term and an exercise price equal to
         100% of the fair market value of the Common Stock on the date of the grant. The September Option becomes exercisable on January 1, 2000.  All other options were granted on December 17, 1998 (the "December
         Options").  The December Options have a ten-year term and an exercise price equal to 100% of the fair market value on the date of grant.  The December Options become exercisable on January 1, 2003.

<F14>    The grant date present value of the September Option is calculated using the Black-Scholes Option
         Pricing Model and assumes that the options are held for six years.  The calculations include the following assumptions: volatility of 18.22%, dividend yield of 1.15% and risk-free rate of return of
         4.85%.  The grant date present value of the December Options is calculated using the Black-Scholes
         Option Pricing Model and assumes that the options are held for six years.  The calculations include the following assumptions:  volatility of 19.87%, dividend yield of .87% and risk-free rate of return of
         4.80%.


                         Aggregated Option Exercises in 1998 and Fiscal Year-End
Option Values
_________________________________________________________________________________________________________________

The following table provides information on stock option exercises and the number and the year-end value of options held by the named executive officers.

_________________________________________________________________________________________________________________

                                                             Number of Shares Underlying      Value of Unexercised
                                                               Unexercised Options at         In-The-Money Options
                                                                December 31, 1998 (#)         December 31,1998($)<F15>
                                                              ---------------------------    --------------------
                       Shares Acquired
Name                   on Exercise (#)   Value Realized ($)  Exercisable   Unexercisable    Exercisable  Unexercisable

Philip H. Geier, Jr.       110,000        $ 4,915,625          400,300       478,000       $25,264,767    20,433,250

Eugene P. Beard            269,565         10,635,099          201,150       355,000        11,671,052    11,316,255

John J. Dooner, Jr.         48,750          2,048,574           32,400       307,620         1,945,351    12,782,943

Frank B. Lowe               None             -0-                 -0-         255,000             -0-       9,981,876

Martin F. Puris             None             -0-                 -0-         190,500             -0-       7,299,191

<F15>    Based on the closing price of the Common Stock on December 31, 1998.

                   EMPLOYMENT CONTRACTS, TERMINATION OF
                EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS



EMPLOYMENT AGREEMENTS

     Each of the named executive officers has an employment contract with the Company providing for the annual compensation and termination dates set forth below:

                                             Expiration
Name                     Salary<16>          Date <F17>

Philip H. Geier, Jr.     $995,000            June 30, 2001
Eugene P. Beard           870,000            December 31, 1999
John J. Dooner, Jr.       870,000            December 31, 2003
Frank B. Lowe             870,000            December 31, 2000
Martin F. Puris           870,000            August 10, 2004


<16>      The employment agreements of Messrs. Beard, Lowe and Puris were amended to provide for salary increases of $20,000 effective
          March 1, 1999. Mr. Beard's employment agreement previously had been amended to provide for a stock option award to purchase 150,000 shares of Interpublic's Common Stock and to provide for a retroactive increase to 12,500 performance units of his long-term performance incentive grant for the 1997-2000 performance period under Interpublic's 1997 Performance Incentive Plan. The terms of the stock option award are described in this Proxy Statement under the heading "Stock Option Grants In 1998". The value of the performance units will be determined at the end of a four-year period based upon the extent to which targeted compound growth rates of operating profit of the Company over that period are achieved.

<F17>     Each employment contract is terminable by either party  at any time upon twelve months' notice, except that the Employment Agreement with Mr. Puris permits him to terminate that contract on six months notice.

SPECIAL DEFERRED BENEFIT ARRANGEMENTS

     In addition to an employment contract, each of the named executive officers has entered into special deferred benefit agreements with Interpublic as described below.

     Mr. Beard is a party to three agreements which in the aggregate provide that if he dies while he is employed by the Company $194,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years of $194,000 per year if he retires on or after his 60th birthday. The Company also has entered into an agreement with Mr. Beard which provides if he dies while he is employed by the Company, $230,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid an annual benefit of $230,000 for 15 years after he retires. In 1998, the Company agreed to increase all of those benefits by 4% annually through 2003. In 1998, the Company also entered into another contract with Mr. Beard to provide that upon his death or retirement from the Company, Mr. Beard or his beneficiaries will receive an annual payment of $400,000 for 15 years.

     Mr. Dooner is a party to two agreements which in the aggregate provide that if he dies while he is employed by the Company $186,000 per year will be paid to his beneficiaries for 15 years following his death.  Alternatively if he retires, resigns or is otherwise no longer in the employment of the Company on or after his 55th birthday he will be paid benefits for 15 years ranging from $130,200 to $186,000 per year, depending upon the year his employment terminates. In the event Mr. Dooner's employment terminates prior to his 55th birthday, other than by reason of death, he will be paid lesser sums but not less than an aggregate of $380,000. The Company also has entered into an agreement with Mr. Dooner which provides that if he dies while he is employed by the Company, his beneficiaries would receive $88,500 annually for 15 years. Alternatively when he retires from the Company, the Company will pay him retirement benefits at the rate of $88,500 per year for 15 years.

     Mr. Geier is a party to two agreements which in the aggregate provide that if he dies while he is employed by the Company $160,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years of $160,000 per year when he retires. The
 Company also has entered into an agreement with Mr. Geier which provides that if he dies while he is employed by the Company $255,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid an annual benefit of $255,000 for 15 years upon his retirement from the Company.

     Mr. Lowe is a party to an agreement which provides that if he dies while he is employed by the Company $158,400 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 60th birthday, he will be paid a benefit of $158,400 per year for 15 years. If he retires, resigns or his employment is terminated on or after his 57th birthday, but prior to his 60th birthday, he will be paid benefits ranging from $110,880 to $148,896 per year for 15 years based on the year his employment terminates. The Company also has entered into an agreement with Mr. Lowe that provides that if he dies while he is employed by the Company, an amount of $133,200 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 64th birthday, he will receive a benefit of $133,200 per year for 15 years. If he retires or resigns or his employment is terminated on or after his 60th birthday, but prior to his 64th birthday, he will receive benefits for a period of 15 years ranging from $60,952 to $117,216 per year, depending upon the year his employment terminates.


     Mr. Puris is a party to an agreement which provides that if he dies while he is employed by the Company, his beneficiaries will receive payments of $300,000 per year for 15 years following his death. If he retires on or after his 65th birthday, Mr. Puris will receive retirement benefits of $300,000 per year for 15 years. If he retires, resigns or his employment is terminated on or after his 63rd birthday, but prior to his 65th birthday, he will be paid benefits ranging from $230,000 to $265,000 per year for 15 years, depending upon the year his employment terminates. In the event the employment of Mr. Puris were to terminate prior to his 63rd birthday other than for death, he would receive a lump-sum amount that in any case would not be less than $1,500,000.


EXECUTIVE SEVERANCE AGREEMENTS

     Messrs. Beard, Dooner, Geier and Lowe each have an agreement with the Company pursuant to which (a) sums previously deferred pursuant to employment agreements, Special Deferred Benefit Agreements and the Management Incentive Compensation Plans of the Company and its subsidiaries would become payable within 30 days following a "Change of Control" of the Company, if the individual had so elected prior to the Change of Control, and (b) a cash severance payment would become payable to such individual if, within two years after the Change of Control, his employment should be terminated by the
 Company (except for "cause") or the individual should resign for "good reason".

     The agreements provide that a Change of Control occurs if: (a) any person other than Interpublic or any of its subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 30% or more of the combined voting power of Interpublic's then outstanding voting securities; (b) the stockholders approve an agreement to merge or consolidate with another corporation (other than a subsidiary of Interpublic) or an agreement to sell or dispose of all or substantially all of the business or assets of Interpublic; or (c) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Interpublic's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The agreements provide, for purposes of determining an Executive's right to receive severance payments only, that Interpublic shall have cause to terminate an executive, following a Change of Control, if the executive: (a) engages in conduct that constitutes a felony and that results in the personal enrichment of the executive at the Company's expense; (b) refuses to substantially perform his responsibilities for the Company; or (c) deliberately and materially breaches any agreement between himself and the Company and fails to remedy that breach within a 30-day cure period.

     For purposes of determining an executive's right to receive severance payments only, an executive under the terms of the agreements may resign for "good reason" if, without his consent, in any circumstance other than his disability, his office in the Company or the geographical area of his employment should be changed or his compensation should not continue to be paid and increased on the same basis as had been in effect prior to the Change of Control or the individual should determine in good faith that the Company had, without his consent, effected a significant change in his status within, or the nature or scope of his duties or responsibilities with, the Company and the Company failed to cure such situation within 30 days after written notice from the individual.

     The severance payment would be three times the individual's average annual compensation during the two calendar years ended prior to the date of the Change of Control, plus a partial annual bonus based on the prior year's bonus prorated for the elapsed portion of the year in which employment terminated. The average compensation used in calculating the severance payment would be the individual's taxable compensation plus any deferred compensation accrued during the two relevant years, but would not include any deferred compensation earned in prior years but paid during the two years and would not include any taxable compensation relating to any stock option or restricted stock plan of the Company.

     Each contract includes the agreement of the individual providing that if the individual's employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of the Company or any of its subsidiaries to leave such employ to enter into the employ of the individual, or any person or entity with which the individual is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of the Company or any of its subsidiaries on the date the individual's employment terminates.

     The agreements give the individuals who are parties thereto an option to limit payment under the agreements to such sum as would avoid subjecting the individual to the excise tax imposed by Section 4999 of the Internal Revenue Code.

RETIREMENT PLAN

     As of January 1, 1992, the Company adopted the Interpublic Retirement Account Plan to provide benefits under a "cash balance formula" to employees of Interpublic and most of its domestic subsidiaries who have at least five years of service. Each year a participant's account balance is credited with an amount equal to a percentage of the participant's annual compensation and interest credits. The percentage of annual compensation varies based on the sum of the participant's age and years of service from 1.5% for participants with a sum less than 40 years to 5% for participants with a sum of 80 or more years. Interest credits are based on the 1-year U.S. Treasury bill rate plus 1 percentage point, compounded quarterly, and are guaranteed to be at least 5% per year, compounded quarterly.

     Until July 31, 1987, employees of the Company and most of its domestic subsidiaries were entitled in general to receive at retirement a monthly retirement benefit pursuant to a defined benefit pension formula computed as a percentage of average monthly compensation during the five consecutive calendar years with highest compensation with certain exclusions. The percentage of average monthly compensation used to calculate the monthly benefit was determined by multiplying the number of years of accredited service (which is defined in the Plan as the period of participation in the Plan) by 1.3%. Beginning July 31, 1987, the method of calculating the pension benefit was changed to a career average formula based on annual compensation. The percentage of annual compensation used to calculate the benefit was 1% of each year's compensation up to $15,000 plus 1.3% of any compensation in excess of that amount.

     Participants under the defined benefit pension formula on December 31, 1991, had their normal retirement benefit converted on an actuarial basis into an "opening cash balance" as of January 1, 1992. In addition, participants continued to accrue benefits pursuant to the career average formula and became eligible to receive upon retirement the higher of (1) the participant's benefit under the cash balance formula or (2) the participant's accrued retirement benefit under the career average formula as of December 31, 1991, plus any accrual after that date calculated pursuant to the career average formula. Employees joining the Company after December 31, 1991, were eligible to accrue benefits only under the cash balance formula.

     With certain minor exceptions, "compensation" under the career average formula as well as the cash balance formula includes all compensation subject to federal income tax withholding. Annual compensation for pension accruals since December 31, 1988 has been limited by federal tax law. Currently, the limit is $160,000, which is subject to future cost-of-living adjustments.

     In December 1997, the Board of Directors of the Company adopted a resolution to freeze benefit accruals under the Interpublic Retirement Account Plan as of March 31, 1998. Retirement account balances as of that date will continue to be credited with interest until benefits begin in accordance with the generally applicable Plan provisions, but additional Company allocations have been discontinued as of March 31, 1998. In accordance with the resolution, Retirement Account Plan participants whose benefits were not already vested became fully vested as of April 1, 1998.

     In addition, effective April 1, 1998, employees with five or more years of Retirement Account Plan participation began to participate in a new Compensation Plan. Under the new Compensation Plan, an account is established for each eligible employee and credited with up to ten annual allocations depending on the employee's years of participation in the Retirement Account Plan. Each annual allocation approximates the discontinued allocations under the Retirement Account Plan. In general, the balance in each employee's account begins to vest gradually after five years of participation in the new Compensation Plan. Payouts generally are made while the employee is still employed by the Company or one of its subsidiaries.

     The estimated annual retirement benefit that each of the named executive officers would receive at normal retirement age, payable as a straight life annuity together with the annual benefit under the new Compensation Plan, is as follows: Mr. Beard $114,374; Mr. Dooner - $82,534; Mr. Geier - $130,000; Mr.
Lowe - $13,514 and Mr. Puris - $9,058. Alternatively, each of the named executive officers could take the benefit as a lump sum estimated as follows:
Mr. Beard - $1,185,508; Mr. Dooner - $768,044; Mr. Geier - $1,385,098; Mr. Lowe
- $136,483 and Mr. Puris - $91,487.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Policies for Executive Officers

     The Company's overall business strategy is to increase shareholder value over the long term. Consistent with this strategy, the Compensation Committee has endeavored to develop and administer compensation policies that are linked to the successful achievement of the Company's strategy.

     The objective of the Company's executive compensation program is to provide key executives with short-term and long-term compensation opportunities that will enhance shareholder value by motivating executives, increasing retention and rewarding outstanding individual and Company performance.

     The compensation paid to executives consists of a base salary and incentive compensation which may be earned only if the Company's financial performance meets or exceeds annual growth targets. Incentive opportunities for the most part are long term, as well as at risk and equity oriented. Those incentive opportunities are provided pursuant to one or more of the following programs covered under the Company's shareholder-approved 1997 Performance Incentive Plan:

  - Management Incentive Compensation Program (the "MICP"), which is an annual bonus plan that establishes a bonus pool based on profits for the last-completed fiscal year. Individual awards are made based on performance and are typically paid in cash but may be paid in stock.

  - Long-Term Performance Incentive Program (the "LTPIP"), which provides for biennial awards of performance units each having a four-year term. These awards entitle a participating executive to receive cash payments based on the extent to which long-term operating profit targets are achieved by the division or entity of the Company for which the executive is responsible.

  - Stock Incentive Program, which provides for the issuance of stock options and restricted stock. These instruments increase in value over time only if the market price of Interpublic Common Stock increases. They are usually forfeited in the absence of action by the Committee if an executive leaves the Company within a specified period following the date of the award.

     The determination of the amount and form of executive compensation, including incentive compensation, paid to each executive officer of the Company is made by the Committee based on a discretionary evaluation, after taking into account a range of factors that include:


(i) The financial results of the Company and the anticipated developments in the advertising industry.

(ii) The total annualized compensation for the particular executive based on salary, bonus and incentive compensation.

(iii) The accumulated value of incentive compensation previously provided such as stock options, restricted stock or performance units.

(iv) The current and future financial and tax impact on the Company and on the executive of benefits under the Company's compensation plans.

(v) The particular achievements measured against pre-determined annual objectives of the executive.

(vi) The talents and unique qualities of the executive and the value of his or her accumulated experience with the Company as those factors are relevant to the future management of the Company.

     There is no pre-determined weight assigned to any of the above factors; however compensation decisions by the Committee are greatly influenced by the annual financial performance of the Company.

     The Committee's overall knowledge and experience of executive compensation practices provides the basis for making the subjective evaluations which in part determine the salaries paid and the incentive awards made to the executive officers.

     In 1998, the Compensation Committee of the Company consisted of six experienced outside directors. Most of the members of the Compensation Committee have served and continue to serve on a number of other corporate boards in a similar capacity. All members have extensive knowledge of compensation practices in the private business sector generally.

1998 Compensation of Executive Officers

Base Salaries
     Base salaries for certain employee directors were increased during 1998 as well as for some executive officers other then those listed on the Summary Compensation Table. Salary increases for executive officers and employee directors are based on professional merit performance, promotions and overall financial results.

MICP
     Under the Management Incentive Compensation Program, annual bonuses to officers and key employees of the Company and its subsidiaries are paid from an annual bonus pool that may not exceed 5% of the amount by which consolidated pre-tax income on a worldwide basis exceeds 15% of the average equity capital of the Company in the immediately preceding calendar year. In 1998, total MICP payments to executive officers were higher than in 1997 as a result of the Company satisfying or exceeding its annual business plan and objectives, including achievement of targeted revenue, profit and net income.

LTPIP
     The Long-Term Performance Incentive Program comprises a significant portion of the total compensation for executive officers of Interpublic and key employees of its subsidiaries. Awards under the LTPIP, consisting of performance units each having a four-year term, are granted biennially in odd-numbered years. No awards under the LTPIP were granted in l998 to executive officers, except that a retroactive grant of performance units was awarded to Mr. Beard. Information with respect to that award may be found under the heading "Employment Contracts, Termination of Employment and Change-In-Control Arrangements" in this Proxy Statement.

Equity Grants

     Under the shareholder-approved 1997 Performance Incentive Plan, stock options and restricted stock may be awarded to officers and key employees of the Company and its subsidiaries. Stock options are granted on such terms as are approved by the Committee, provided that the term of the option may not exceed ten years and the exercise price may not be less than the fair market price of the Common Stock on the date of grant. Shares of restricted stock granted are restricted as to the selling or transferring of the shares typically for a minimum of five years from date of grant and are forfeited if the executive should leave the employment of the Company, unless the Committee deems otherwise. In determining individual grants of stock options and restricted stock the Committee takes into consideration the number of years since previous grants, the financial performance of the Company over recent years in terms of annual operating margin, revenue and operating profit growth and the growth of shareholder value and the overall compensation and performance of the executive. The Committee also reviews various outside survey data pertaining to the pattern of grants made by other companies having approximate capitalization and growth similar to those of Interpublic (including several of the companies in the Peer Group Index, appearing in the two performance graphs that follow this Report).

     Restricted stock grants are periodically granted by the Committee to executive officers and are designed to focus key executives on the long-term performance of the Company. During 1998 a total of 5,500 restricted shares and 86,500 stock options were granted to key executives other than the named executive officers, in recognition of individual achievements and as long term incentives.

     In 1998, stock option grants totaling 250,000 shares were granted to named executive officers other than Mr. Geier. The individual option grants (Mr. Beard 70,000, Mr. Puris 60,000, Mr. Lowe 60,000 and Mr. Dooner 60,000) awarded in 1998 were made in conjunction with performance unit grants that in turn are effective January 1, 1999, under the Company's Long Term Performance Incentive Program. The Committee also granted Mr. Beard 150,000 stock options in 1998. No named executive officers, including Mr. Geier were granted restricted stock awards during l998.

Tax Law

     Under the federal income tax laws, the deduction that a publicly-held company is allowed for compensation paid to the chief executive officer and to its other four most highly compensated executive officers generally is limited to $1 million exclusive of qualifying performance-based compensation. The Committee has and will continue to consider ways to maximize the deductibility of executive compensation, including the utilization of performance-based plans, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The 1997 Performance Incentive Plan contains provisions relating to MICP Awards, LTPIP Awards, stock option grants and performance units that are intended to make the awards eligible for exclusion from the $1 million limitation.

Compensation of Chief Executive Officer

     During 1998 certain changes were made to Mr. Geier's compensation package in recognition of his continued successful tenure as Chairman and Chief Executive Officer.

     Mr. Geier received an 1998 MICP award of $1,500,000. The award to Mr. Geier was based on a number of factors which included an increase of 54.7% in net income, an increase of 48.7% in basic earnings per share and an increase of 14% in gross income, which in the opinion of the Compensation Committee contributed to an increase in shareholder value.

     The Committee awarded Mr. Geier during l998 a stock option grant of 100,000 shares and a l999 grant of performance units under the Company's Long
 Term Incentive Compensation Program. The option grant to Mr. Geier was consistent with the Committee's desire to link the major portion of his compensation to the performance and growth of the Company stock. Mr.
Geier's last salary increase in the amount of $30,000 per year was June 1, 1997

     The majority of Mr. Geier's compensation package continues to be at risk and directly tied to the long-term financial and performance growth of the Company and the value of Interpublic stock.

                                   Leif H. Olsen, Chairman
                                   Frank J. Borelli
                                   Reginald K. Brack
                                   Jill M. Considine
                                   Allen Questrom
                                   J. Phillip Samper

            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN <F18>
          THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                THE S&P 500 AND PEER GROUP INDEX <F19>



-----------------------------------------------------------------
              1993     1994      1995   1996     1997     1998

Interpublic   100.00   102.12   140.08  155.65   247.77   400.61

S & P 500     100.00   101.32   139.37  171.35   228.50   293.79

Peer Group	  100.00   108.23   145.22  187.44   294.47   418.52

_________________________________________________________________

<F18>     Assumes $100 is invested on December 31, 1993, and that all dividends are reinvested.

<F19>     The Peer Group Index includes Interpublic, and in addition consists of
          Cordiant plc (formerly Saatchi & Saatchi plc), Omnicom, True North Communications Inc., Grey Advertising and WPP Group. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

                                    COMPARISON OF THIRTEEN-YEAR CUMULATIVE TOTAL RETURN OF <F20>
                                      THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                                              THE S&P 500 AND PEER GROUP INDEX <F21>


The table below contains the data points used in the Performance Graph that appears in the printed proxy statement.
_________________________________________________________________________________________________________________


         1985   1986    1987    1988    1989    1990    1991    1992    1993    1994    1995    1996    1997     1998

IPG      100.00 131.81  155.78  184.45  250.70  275.13  458.16  566.49  528.34  539.52  740.09  822.34  1309.05 2116.54

S&P 500  100.00 118.66  124.76  145.34  191.25  185.30  241.51  259.88  286.03  289.81  398.63  490.12   653.58  840.34

Peer Grp 100.00 106.87  112.00  115.03  132.02   93.23  135.70  168.97  184.50  199.68  267.93  345.83   543.26  772.12

_________________________________________________________________________________________________________________


<F20>    Assumes $100 is invested on December 31, 1985, and that all dividends are reinvested.

<F21>    The Peer Group Index includes Interpublic, and in addition consists of Cordiant plc (formerly Saatchi &
         Saatchi plc), Omnicom, True North Communications Inc. (formerly Foote Cone & Belding), Grey
         Advertising and WPP Group.  Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

         An important objective of the Company is to create long-term reward for shareholders.  The table that appears above has been presented to show comparative cumulative return over a thirteen-year period.

     2. PROPOSAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

     On March 25, 1999, the Company's Board of Directors adopted a resolution proposing that Article 4 of the Company's Restated Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock, $.10 par value, from 225,000,000 to 550,000,000 shares. In addition to the 139,932,896 shares of Common Stock outstanding at February 28, 1999, a total of 21,121,869 shares were reserved for issuance pursuant to various employee benefit plans and a total of 4,002,479 shares are reserved for issuance upon the conversion of outstanding subordinated convertible debentures. This leaves an aggregate of 59,942,756 shares otherwise available for future issuance.

     Purpose of Increase

     The Board of Directors believes that it is in the best interests of the Company and its stockholders to make additional shares available for issuance from time to time in order to have the flexibility to meet such corporate purposes and needs as may be determined by the Board of Directors to be proper and as may arise from time to time, including a possible stock split. In addition, such purposes and needs may include increases in capital through one or more offerings of Common Stock or the issuance of shares of Common Stock in exchange for the acquisition of other companies or properties. If the proposed amendment to the Restated Certificate of Incorporation is approved, the additional shares will be available for issuance at such times as the Board of Directors deems advisable without further action of the Company's stockholders, except to the extent required by law or the rules of any stock exchange on which the Company's securities are listed by reason of the nature of the transaction in which the shares are to be issued.

     Vote Required

     Under Delaware law, the jurisdiction of the Company's incorporation, the affirmative vote of the majority of all outstanding shares of Common Stock is necessary for the adoption of the proposed amendment to the Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

     3.  APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers has been appointed and is acting as independent accountants of the Company for the year 1999. This firm has been the Company's independent accountants since 1952. PricewaterhouseCoopers has advised the Company that they are independent accountants with respect to the Company and its subsidiaries within the meaning of the rules and regulations of the Securities and Exchange Commission.

     A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

     If a majority of the shares of Common Stock present in person or by proxy and entitled to vote do not confirm the appointment of PricewaterhouseCoopers, the Board of Directors of the Company will take such vote into consideration and take action consistent to the extent practicable with the stockholders' vote and the Company's need for the services of independent accountants for the balance of the year 1999.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONFIRMATION OF THE APPOINTMENT OF PRICE WATERHOUSECOOPERS.

                      SOLICITATION OF PROXIES

     This solicitation of proxies is made on behalf of the Management of the Company. Solicitation of proxies will be primarily by mail. In addition, proxies may be solicited in person or by telephone, telefax or other means by officers, directors and employees of the Company, for which they will receive no additional compensation. Banks, brokers and others holding stock in their names or in the names of nominees will be reimbursed for out-of-pocket expenses incurred in sending proxy material to the beneficial owners of such shares.
The cost of solicitation will be borne by the Company. D.F. King & Co., New York, N.Y., has been retained to assist the Company in the distribution of proxy materials to, and the solicitation of proxies from, brokers and other institutional holders at a fee of $8,000, plus reasonable out-of-pocket expenses. The Company also has agreed to indemnify D.F. King for certain liabilities, including liabilities arising under the federal securities laws.

     The Management is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

                                        By Order of the Board of
                                        Directors,

                                        Nicholas J. Camera
                                        Secretary




   April __, 1999

                                                                  APPENDIX


                                FORM OF PROXY

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

         THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 17, 1999


The undersigned hereby constitutes and appoints Eugene P. Beard, Philip H. Geier, Jr. and Nicholas J. Camera, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in The Equitable Center, 787 Seventh Avenue, New York, New York, on Monday, May 17, 1999 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting.


          Election of Directors.  Nominees:

Eugene P. Beard, Frank J. Borelli, Reginald K. Brack, Jill
M. Considine, John J. Dooner, Jr., Philip H. Geier, Jr.,
Frank B. Lowe, Leif H. Olsen,	Martin F. Puris, Allen
Questrom and J. Phillip Samper.



YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.


               FOLD AND DETACH HERE IF YOU ARE RETURNING
                     YOUR VOTED PROXY CARD BY MAIL


                 THE INTERPUBLIC GROUP OF COMPANIES, INC.
                      ANNUAL MEETING OF STOCKHOLDERS

                             MAY 17, 1999

                               9:30 A.M.

                         THE EQUITABLE CENTER
                          787 SEVENTH AVENUE
                          NEW YORK,  NEW YORK

PLEASE MARK YOUR
VOTES AS IN THIS     X
EXAMPLE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION
OF THE PROXY HOLDERS ON ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE
MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 AND FOR PROPOSAL
3.

                                    FOR         WITHHELD

1.   Election
      of Directors.
      (see reverse)

     For, except vote withheld from the following nominee(s):


                                    FOR         AGAINST     ABSTAIN


2. Approval of amendment to the
    Company's Restated Certificate
    of Incorporation to increase
    the number of authorized shares
    of Common Stock to 550
    million.


                                    FOR         AGAINST     ABSTAIN


3. Confirmation of Pricewaterhouse
    Coopers as independent
    accountants for 1999.




Signature(s)                             Date

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Note:	Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                   FOLD AND DETACH HERE IF YOU ARE RETURNING
                        YOUR VOTED PROXY CARD BY MAIL

                         VOTE BY TELEPHONE OR INTERNET

                              QUICK.EASY.IMMEDIATE


You also may take advantage of two new cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 12:00 MIDNIGHT NEW YORK TIME ON
MAY 16, 1999.

Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail.

VOTE BY PHONE:     ON A TOUCH-TONE TELEPHONE DIAL 1-800-OK2-VOTE
                   (1-800-652-8683) FROM THE U.S. AND CANADA OR
                   DIAL 201-324-0377 FROM OTHER COUNTRIES.

                   You will be asked to enter the VOTER CONTROL
                   NUMBER located in the box just below the perforation on the proxy card.
                   Then follow the instructions.

                                 OR

VOTE BY INTERNET:  POINT YOUR BROWSER TO THE WEB ADDRESS:
                   HTTP://WWW.VOTE-BY-NET.COM
                   You will be asked to enter the VOTER
                   CONTROL NUMBER located in the box just
                   below the perforation on the proxy card.
                   Then follow the instructions.

                                 OR

VOTE BY MAIL:      Mark, sign and date your proxy card and return
                   it in the postage-paid envelope.  IF YOU ARE
                   VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO
                   NOT MAIL YOUR PROXY CARD.